EXHIBIT 10.19

EXECUTIVE OFFICER ANNUAL INCENTIVE CASH BONUS PROGRAM
Franklin Electric Co., Inc. (the “Company”) maintains an annual incentive cash bonus program to attract, retain and motivate executive officers who can contribute to the Company's future success. The program is administered by the Management Organization and Compensation Committee (“Committee”) of the Board of Directors of the Company.
Each year the Committee approves an annual incentive cash bonus calculation for the executive officers with performance targets comprised of the Company's financial performance results. Unless otherwise determined by the Committee, the Company-wide financial performance results are based on return on invested capital, earnings per share and, in the case of the Chief Financial Officer, fixed cost management, and the business unit performance results are based on operating income (in each case after adjustments for non GAPP items) and inventory turns, each for the relevant business units. The bonus amount payable is a percentage of salary based upon an executive's participation category and the level of attainment of the applicable performance targets. The target bonus payable as a percent of base salary is 100% for the Chief Executive Officer, and 75% or 67.5% for all other executive officers. Performance below the target levels will result in lower or no bonus payments and performance above the target levels result in higher bonus payments, up to a maximum of 200% of target.